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FOR MORE INFORMATION                              FOR IMMEDIATE RELEASE

Contact:  Clement B. Knapp, Jr.
          President
          (219) 836-5870

Date:     October 9, 1996



                              AMB FINANCIAL CORP.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


     MUNSTER, INDIANA, October 9, 1996 - AMB Financial Corp. (Nasdaq: AMFC), the holding company for American Savings, FSB, announced today its intention to repurchase up to 5% of its outstanding shares of common stock in the open market over the next twelve months. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Clement B. Knapp, Jr., President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of American Savings, FSB. Mr. Knapp stated that "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and its stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

     AMB Financial serves Lake County, Indiana through four retail offices.
As of June 30, 1996, the Company had assets of $79 million, deposits of $60 million and shareholder's equity of $16 million. At June 30, 1996, the Company had 1,124,125 outstanding shares.